As filed with the Securities and Exchange Commission on August 2, 2016

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	73-1599053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Williams Center

Tulsa, Oklahoma 74172

(Address of principal executive offices, including zip code)

Magellan Midstream Partners

Long-Term Incentive Plan

(Full title of the plan)

Douglas J. May

One Williams Center

Tulsa, Oklahoma 74172

(Name and address of agent for service)

(918) 574-7000

(Telephone number, including area code, of agent for service)

Copies to:

Brett E. Braden

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Units Representing Limited Partner Interests	2,500,000 Units	$71.17	$177,925,000	$17,918

(1)	Represents common units representing limited partner interests of the Registrant (“Common Units”) issuable under the Magellan Midstream Partners Long-Term Incentive Plan, as amended or restated from time to time (the “Plan”). The Plan authorizes the issuance of up to 11,900,000 Common Units, of which 2,500,000 Common Units are being registered hereunder and 9,400,000 Common Units have been registered previously. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional number of Common Units that become available under the Plan because of events such as recapitalizations, unit distributions, unit splits or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act, based on the average of the high and low trading prices of our Common Units reported on the New York Stock Exchange on July 28, 2016.

INTRODUCTION

On April 21, 2016, the limited partners of Magellan Midstream Partners, L.P. (“we,” “our,” and the “Registrant”) approved an amendment to the Plan, which increased the number of authorized Common Units that may become issuable under the Plan by 2,500,000 Common Units.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) or in a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The Plan authorizes the issuance of up to 11,900,000 Common Units. We previously registered (i) 2,800,000 Common Units (after giving effect to two two-for-one splits of Common Units occurring on April 12, 2005 and on October 12, 2012, respectively) issuable under the Plan on the Registration Statement on Form S-8 filed with the Commission on October 16, 2001, as amended on August 4, 2011 (Registration No. 333-71670), (ii) 3,600,000 Common Units (after giving effect to the two-for-one split of Common Units occurring on October 12, 2012) issuable under the Plan on the Registration Statement on Form S-8 filed with the Commission on November 7, 2007 (Registration No. 333-147206) and (iii) 3,000,000 Common Units (after giving effect to the two-for-one split of Common Units occurring on October 12, 2012) issuable under the Plan on the Registration Statement on Form S-8 filed with the Commission on August 4, 2011 (Registration No. 333-176062) (collectively, the “Prior Registration Statements”). Under this Registration Statement, we are registering an additional 2,500,000 Common Units issuable under the Plan. The contents of the Prior Registration Statements are incorporated by reference herein, to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 6.	Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Under the terms of the Registrant’s Agreement of Limited Partnership (the “Partnership Agreement”), the Registrant will indemnify and hold harmless the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative:

(1) the general partner of the Registrant (the “General Partner”);

(2) any former general partner of the Registrant (the “Departing Partner”);

(3) any person who is or was an affiliate of the General Partner or any Departing Partner;

(4) any person who is or was a member, partner, officer, director, employee, agent or trustee of any of the Partnership, its subsidiaries, the General Partner or any Departing Partner or any affiliate of any the Partnership, its subsidiaries, the General Partner or any Departing Partner; or

(5) any person who is or was serving at the request of the General Partner or Departing Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person.

Any indemnification under these provisions will only be out of the assets of the Registrant. Unless the General Partner agrees otherwise, it will not be personally liable for, or have any obligation to contribute or loan any monies or property to the Registrant to enable it to effectuate, indemnification. The Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner determines, covering liabilities that may be asserted against, or expense that may be incurred by, such persons for the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement.

In order to establish clear procedures and parameters with respect to various aspects of indemnification, including, among other things, determinations of entitlement, payment of indemnification and expense advancement amounts and dispute resolution mechanisms, the board of directors of the General Partner approved a form of indemnification agreement for the directors and officers of the General Partner and authorized the Registrant and the General Partner to enter into indemnification agreements based on such form with the directors and officers of the General Partner. The indemnification agreements provide that the Registrant and the General Partner will indemnify these directors and officers to the fullest extent permitted under Delaware law, subject to certain presumptions and limitations set forth in the agreements. The indemnification agreements also provide that these directors and officers will be entitled to the advancement of expenses, including reasonable attorneys’ fees, as permitted by applicable law and sets forth the procedures for determining entitlement to and obtaining indemnification and expense advancement. The indemnification agreements also provide that the Registrant must use commercially reasonable efforts to maintain specified director and officer liability insurance coverage. The majority of these indemnification agreements were executed and dated as of November 2, 2015.

Item 8.	Exhibits.

See Index to Exhibits herein.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 2nd day of August, 2016.

MAGELLAN MIDSTREAM PARTNERS, L.P.

BY:	MAGELLAN GP, LLC,
its General Partner

By:	/s/ Michael N. Mears
Michael N. Mears Chairman of the Board, President and Chief Executive Officer of the General Partner

POWER OF ATTORNEY

Each person whose signature appears below appoints Aaron L. Milford and Douglas J. May, and each of them, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of August, 2016.

Signature	Title

/s/ Michael N. Mears Michael N. Mears	Chairman of the Board, President and Chief Executive Officer of the General Partner

/s/ Aaron L. Milford Aaron L. Milford	Senior Vice President and Chief Financial Officer of the General Partner

/s/ Walter R. Arnheim Walter R. Arnheim	Director of the General Partner

/s/ Robert G. Croyle Robert G. Croyle	Director of the General Partner

/s/ Lori A. Gobillot Lori A. Gobillot	Director of the General Partner

/s/ Edward J. Guay Edward J. Guay	Director of the General Partner

/s/ Stacy P. Methvin Stacy P. Methvin	Director of the General Partner

/s/ James R. Montague James R. Montague	Director of the General Partner

/s/ Barry R. Pearl Barry R. Pearl	Director of the General Partner

INDEX TO EXHIBITS

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Description

4.1	Fifth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P. dated September 28, 2009 (filed as Exhibit 3.1 to Form 8-K filed September 30, 2009).

4.2	Amendment No. 1 dated October 27, 2011 to Fifth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P. dated September 28, 2009 (filed as Exhibit 3.1 to Form 8-K filed October 28, 2011).

4.3	Magellan Midstream Partners Long-Term Incentive Plan, as amended and restated, dated January 26, 2016 (incorporated by reference to Exhibit 10(a) to Form 10-K filed on February 19, 2016).

5.1+	Opinion of Latham & Watkins LLP.

23.1+	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2+	Consent of Independent Registered Public Accounting Firm.

24+	Power of Attorney (included in the signature page to this Registration Statement).

+	Filed herewith.